Exhibit 3.1

STATE OF DELAWARE
CERTIFICATE OF CONVERSION
FROM A CORPORATION TO A
LIMITED LIABILITY COMPANY PURSUANT TO
SECTION 18-214 OF THE LIMITED LIABILITY ACT

1.)	The jurisdiction where the Corporation first formed is Delaware.

2.)	The jurisdiction immediately prior to filing this Certificate is Delaware.

3.)	The date the corporation first formed is November 13, 1962.

4.)	The name of the Corporation immediately prior to filing this Certificate is Teton Energy Corporation.

5.)	The name of the Limited Liability Company as set forth in the Certificate of Formation is Teton Energy LLC.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 22nd day of January, A.D. 2010.

By:
Authorized Person

Name:
Print or Type

STATE of DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE of FORMATION

First:	The name of the limited liability company is Teton Energy LLC.

Second:
The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle.  The name of its registered agent at that address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 22nd day of January, 2010.

By:
Authorized Person(s)

Name:
Typed or Printed